Exhibit 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE             Contact:  Paul H. Riss, CEO
                                            phriss@elec-corp.com
                                            914-682-0214


                         eLEC Announces Sale of Building


New Rochelle, NY...October 9, 2003--- eLEC Communications Corp. (OTCBB:ELEC), a provider of local and long distance telephone service, today announced it has completed the sale of its corporate headquarters building located at 543 Main Street, New Rochelle, New York. The company has moved its corporate headquarters to 75 South Broadway in White Plains, New York.

eLEC's CEO, Paul Riss, stated, "We have enjoyed the time we worked in New Rochelle, and we anticipate that the city will benefit from the new residential structure that will be built on the property. The additional working capital that we received from the sale of the building has important financial implications for our company. We will be able to use approximately $1 million of the sale proceeds to pay down liabilities and to increase marketing efforts for acquiring new customers. We also paid off a $1.1 million mortgage loan that carried an interest rate of 11%. In addition, by relocating to a new facility, we have lowered our monthly occupancy costs by more than 50%. We look forward to operating in beautiful downtown White Plains."

eLEC Communications Corp. is a competitive local exchange carrier ("CLEC") that offers small businesses and residential customers an integrated set of telecommunications products and services, including local exchange, local access, domestic and international long distance telephone, and a full suite of features including items such as three-way calling, call waiting and voice mail. eLEC currently serves businesses and residents throughout New York, New Jersey and Pennsylvania.

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This  release  contains  forward-looking   statements  that  involve  risks  and
uncertainties. eLEC's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in eLEC's Annual Report on Form 10-KSB for the year ended November 30, 2002 and its Quarterly Report on Form 10-QSB for the quarters ended February 28, 2003 and May 31, 2003 and any subsequent SEC filings.

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